UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 30, 2014

Date of Report (Date of earliest event reported)

iHookup Social, Inc.
f/k/a Titan Iron Ore Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

125 E. Campbell Ave., Campbell, California 95008

(Address of principal executive offices) (Zip Code)

(855) 473-7473

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Consulting Agreement with Atlanta Capital Partners, LLC.

Effective September 30, 2014 (the “Effective Date”), the Company entered into a Consulting Agreement (the “Agreement”) with Atlanta Capital Partners, LLC. (“ACP”), whereby ACP will provide one or more plans, and will coordinate with the Company in executing the agreed-upon plan. The plan may include, but is not limited to, the following services: consulting with the Company’s management concerning investor marketing, shareholder relations, investor accreditation, availability to expand investor base, investor support, strategic business planning, broker relations, attendance at conventions and trade shows, review and assistance in updating business plan and other written materials, review and advise on the capital structure for the Company, assist in the development of an acquisition profile and structure, recommend financing alternatives and sources, and consult on corporate finance and/or investment banking issues, take incoming investor calls, make outgoing calls to brokers, fund managers, newsletter writers, and investors, prepare and distribute OTC Stock Review (OTCSR) Report to current OTCSR subscribers.

The term of the Agreement is three months beginning on the Effective Date. The Company will pay ACP $5,000 in cash and $5,000 in stock for these services. This Agreement can be modified only if mutually agreeable and in writing. This Agreement may be terminated prior to the expiration of the term as follows:

A.	Upon the bankruptcy or liquidation of the other party; whether voluntary or involuntary;

B.	Upon the other party taking the benefit of any insolvency law; and/or

C.	Upon the other party having or applying for a receiver appointed for either party.

D.	In the event the Company fails or refuses to cooperate with ACP, ACP shall have the right to terminate any further performance under this Agreement.

Item  9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit
10.1*	Consulting Agreement dated September 30, 2014 by and between Atlanta Capital Partners, LLC. and iHookup Social, Inc.
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iHookup Social, Inc.

Date: October 1, 2014	By:	/s/ Robert Rositano
Robert A. Rositano, Jr.
CEO